Exhibit (e)(2)

October 13, 2010

General Dynamics Land Systems Inc.

2941 Fairview Park Drive

Falls Church, VA 22042

Attention: Gregory S. Gallopoulos

Ladies and Gentlemen:

You have requested information from Force Protection, Inc. (together with its controlled affiliates, and including any successor thereto, the “Company”) in connection with your consideration of a possible stock purchase, asset purchase, merger, other business combination or strategic transaction between us (a “Transaction”). While this letter agreement (this “Agreement”) does not require the Company to furnish such information, or you to receive it, this Agreement shall govern such information as may be provided or otherwise made available by the Company.

1. Confidentiality.

(a) You agree to keep confidential and to use only for the purpose of evaluating, negotiating and facilitating a possible Transaction and not otherwise in a manner that would reasonably be expected to be detrimental to the Company all information that the Company or its Representatives (as hereinafter defined) furnish or otherwise make available to you or your Representatives in connection with the evaluation of a Transaction on or after the date of this Agreement, including any technical, scientific, trade secret or other proprietary information of the Company with which you or your Representatives may come into contact in the course of your investigation, and whether oral, written or electronic, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by or for you or your Representatives to the extent that they contain, reflect or are based upon such information (collectively, the “Evaluation Material”); provided, however, that (i) Evaluation Material may be disclosed to General Dynamics Corporation (“GD”) and its subsidiaries (collectively with GD, the “GD Companies”) and those of your officers, directors, employees, accountants, counsel, investment bankers, consultants or commercial bankers (the GD Companies (with respect to you) and such persons in their capacity as such (with respect to both parties) being generally referred to herein as “Representatives”) who need to know such information for the purpose of assisting you in your evaluation, negotiation and facilitation of a Transaction so long as you cause your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the terms of this Agreement by any of your Representatives), and (ii) any disclosure of the Evaluation Material may be made to which the Company consents in writing. Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives provided such other source is not known by you to be bound by a confidentiality obligation to the Company, (B) was or becomes generally available to the public (other than as a result of a breach by you or your Representatives of this Agreement) or (C) was independently developed by you or your Representatives not based upon the Evaluation Material.

(b) Neither party shall, nor shall any of their respective Representatives, without the prior written consent of the other party, directly or indirectly, disclose to any other person, including any affiliates but excluding your Representatives, (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) the existence or the terms of this Agreement or (iii) that you or your Representatives have received or produced any Evaluation Material; provided, however, that either party may make such disclosure to the extent such disclosure is required to be made in order to avoid violating applicable law, regulation, legal process or stock exchange requirements and the requirement to make such disclosure does not arise from a breach by such party of this Agreement or other statements made by such party or its Representatives; provided further, that such party shall use commercially reasonable efforts to notify the other party prior to making any such disclosure.

(c) It is understood that all requests by you and your Representatives for information, facility tours or management meetings and discussions or questions regarding procedures, will be submitted or directed to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel. You also agree that, without the prior express consent of the Company, you will not (and you will cause your Representatives not to) initiate or maintain contact with any officer, director or employee or agent of the Company (other than those listed in the preceding sentence) regarding a Transaction, participation in a Transaction or (except for those contacts made in the ordinary course of business) the Company’s business, operations, prospects or finances. It is understood that the Company’s Chief Financial Officer or General Counsel will arrange for all contacts for due diligence purposes.

(d) In the event that you or any of your Representatives are required to disclose any Evaluation Material in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Evaluation Material you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent the Company may seek to limit the scope of such disclosure. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company, you or your Representatives are legally required to disclose Evaluation Material to any tribunal to avoid censure or penalty, you will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Evaluation Material that you are so required to disclose.

(e) Upon the request of the Company, you will (and you will cause your Representatives to) promptly deliver to the Company or destroy, as requested by the Company (except as to any Evaluation Material prepared by or for you or your Representatives and any notes related thereto, which you may deliver or destroy at your option), all copies of the Evaluation Material, including any notes relating thereto, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) your legal department and/or outside counsel may keep one copy of the Evaluation Material (in electronic or paper form) and, with respect to your Representatives who are accounting firms, such firms may keep one copy of the Evaluation Material if required by policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice and (ii) you and your Representatives may retain Evaluation Material to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user (other than an I.T. professional) and cannot be expunged without considerable effort. Any and all duties and obligations existing under this Agreement relating to the confidentiality of such information shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e). If either party hereto determines that it does not wish to proceed with a Transaction, it will promptly notify the other party upon making such determination.

2. No Other Discussions or Arrangements. You represent that other than as disclosed to the Company in writing, neither you nor any of your Representatives have entered into, directly or indirectly, any agreements or understandings with any person (other than any of your Representatives) with respect to a Transaction or that would reasonably be likely to otherwise materially affect such third party’s decisions or actions with respect to a Transaction. You agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, contact any other person with respect to a Transaction or enter into any agreement, arrangement or understanding, or any discussions that might lead to such agreement, arrangement or understanding, with any other person regarding a Transaction, including the provision of financing with respect thereto.

3. Standstill. In consideration for being furnished with the Evaluation Material, you agree that, during the Standstill Period, unless a Representative of the Company shall otherwise specifically request in writing in advance, you shall not, and shall cause the GD Companies and your directors, officers, employees, in each case, only to the extent acting on your behalf or on behalf of the GD Companies, not to (and, subject to the foregoing, you and they will not assist or form a group (a “Schedule 13D Group”) within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), act in concert or participate with or encourage other persons to), directly or indirectly, (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any securities or material assets of the Company, including rights or options to acquire such ownership (other than the acquisition of securities constituting less than 1% of the Company’s then outstanding voting securities), (B) seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of the Company or any of its affiliates, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any person (other than your Representatives) relating to any of the matters set forth in this Agreement, except as otherwise permitted by this Agreement, or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or its affiliates or making a request to amend or waive this provision or any other provision of this Section 3, or (C) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement.

“Standstill Period” for purposes of this Agreement shall mean a period of one year following the date of this Agreement; provided, however, that the Standstill Period shall terminate immediately if, after the date of this Agreement, (i) any person (other than a person entitled to file and filing an Information Statement on Schedule 13G) or Schedule 13D Group (A) becomes the beneficial owner of 25% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the board of directors (“Equity Securities”) or (B) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of 25% or more of the Equity Securities and the board of directors of the Company does not, within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a position with respect to such offer), recommend against stockholders tendering their shares in such offer or (ii) the Company enters into a definitive agreement with a third party to effectuate (A) a sale of 50% or more of the consolidated assets of the Company and its wholly-owned subsidiaries or (B) a transaction not covered by the foregoing clause (A) that, in whole or in part, requires the approval of the Company’s stockholders (a “Business Combination”), unless in the case of the Business Combination, it can be determined (based on information publicly available at the time of announcement of the entering into of such agreement) that, immediately following such Business Combination, at least 50% of the Equity Securities of either (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation, will be represented by the Equity Securities of the Company that were outstanding immediately prior to such Business Combination (or, if applicable, will be represented by shares into which such Equity Securities were converted pursuant to such Business Combination).

4. Non-Solicitation and No-Hire of Employees. For a period of one year from the date hereof, you agree that (a) you will not hire or solicit for employment any executive officer of the Company or other executive or managerial employee of the Company with whom you or your Representatives had substantial contact in connection with a Transaction and (b) GD will not hire or solicit for employment any executive officer of the Company or other executive or managerial employee of the Company with whom you or your Representatives had substantial contact in connection with a Transaction and with whom GD proposes be employed by GD in a role or capacity that is principally responsible for working with General Dynamics Land Systems Inc., in each case, other than a person (i) who has not been an employee of the Company for at least 180 days or (ii) who was terminated by the Company; provided, that nothing in this Section 4 shall apply to any officer or employee who responds to any general solicitation of employment or advertisement not specifically directed toward employees of the Company, which general solicitations and advertisements (and the hiring of such responding person) are expressly permitted.

5. No Representations or Warranties. You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you, your affiliates or your Representatives may rely as to the accuracy or completeness of the Evaluation Material for your, your affiliates’ or your Representatives’ purposes and that only those representations and warranties made by us in writing in a subsequent definitive agreement with you related to a Transaction, if any, shall have any legal effect. You agree that other than as may be set forth in such definitive agreement neither the Company nor its Representatives shall have any liability whatsoever to you or any of your affiliates or Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

6. No Obligation. It is understood and agreed that unless and until there is a definitive agreement between us with respect to a Transaction, neither the Company nor you intends to be, nor shall either of you or the Company be, under any legal obligation of any kind whatsoever with respect to such Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to such Transaction, except for the matters specifically agreed to in this Agreement.

7. Remedies. Each party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach of the provisions of this Agreement. Each party agrees that it will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief. You acknowledge that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this Agreement may result in irreparable injury to the Company. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party hereto has breached this Agreement, then in addition to any other available remedies, such breaching party shall be liable and pay to the non-breaching party the reasonable and documented legal fees such non-breaching party incurred in connection with such litigation.

8. Compliance with Law.

(a) You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

(b) You hereby confirm that you and your Representatives will not use the Evaluation Material in a way that violates any antitrust or other applicable law.

9. Miscellaneous.

(a) Except to the extent a shorter period is specified herein, each party’s obligations under this Agreement expire upon the earlier of (i) two years after the date of this Agreement, and (ii) the completion of a Transaction with you.

(b) In the event that the Company enters into a confidentiality, standstill or similar agreement with another third party with respect to a transaction similar to the Transaction that contains standstill restrictions that lapse or are waived by the Company prior to the lapse of the standstill restrictions set forth in Section 3 of this Agreement, then this Agreement shall automatically be deemed to be amended to provide that the standstill restrictions applicable to you shall lapse at the same time as the standstill restrictions applicable to the other third party shall lapse or are waived. The Company shall thereupon promptly notify you of the date upon which the standstill restrictions set forth in Section 3 of this Agreement, as amended, shall lapse.

(c) The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership, trust, governmental entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(d) It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(e) It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(f) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to any conflict of laws principles.

(g) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(h) of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the courts referred to in the first sentence of this Section 9(g) shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(h) Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

1520 Old Trolley Road
Summerville, SC 29485
Attention: General Counsel
Facsimile: Telephone:
Email: lenna.macdonald@forceprotection.net

If to you:

2941 Fairview Park Drive
Falls Church, VA 22042
Attention: General Counsel
Facsimile: (703) 876-3554

(i) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void.

(j) This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(k) This Agreement may be executed in one or more counterparts (by facsimile or electronic submission), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

FORCE PROTECTION, INC.

By:	/s/ Lenna Macdonald
	Name:	Lenna Macdonald
	Title:	General Counsel

CONFIRMED AND AGREED TO:

GENERAL DYNAMICS LAND SYSTEM INC.

By:	/s/ Georgy S. Gallopoulos
	Name:	Georgy S. Gallopoulos
	Title:	Vice President

Dated:	October 15, 2010

John F. Wall, III Senior Vice President & Assistant General Counsel

October 11, 2011

General Dynamics Land Systems Inc.

2941 Fairview Park Drive

Falls Church, VA 22042

Attention: Gregory S. Gallopoulos

Ladies and Gentlemen:

Reference is made to the Confidentiality Agreement, dated as of October 13, 2010 (the “Confidentiality Agreement”), between Force Protection, Inc. and General Dynamics Land Systems Inc. Capitalized terms not otherwise defined in this amendment letter (this “Letter”) have the meanings assigned in the Confidentiality Agreement.

In connection with our continued discussions regarding a Transaction, each of us has determined to amend the Confidentiality Agreement as set forth in this Letter:

Definition of the Standstill Period in Section 3 of the Confidentiality Agreement is hereby amended by replacing the introductory clause prior to the semi-colon with the following:

““Standstill Period” for purposes of this Agreement shall mean a period of two years following the date of this Agreement”

Section 4 of the Confidentiality Agreement is hereby amended by replacing the introductory clause prior to the comma with the following:

(a) “For a period of two years from the date of this Agreement”

Section 9(a) of the Confidentiality Agreement is hereby replaced with the following:

“Except to the extent a shorter period is specified herein, each party’s obligations under this Agreement expire upon the earlier of (i) three years after the date of this Agreement, and (ii) completion of a Transaction with you.”

Section 9(h) of the Confidentiality Agreement is hereby amended by replacing the email address for the Company with the following:

(b) “john.wall@forceprotection.net”

This Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to any conflict of laws principles.

This Letter may be executed in one or more counterparts (by facsimile or electronic submission), each of which shall be deemed an original, and all of which shall constitute one and the same Letter.

[The next page is the signature page]

10

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Letter, whereupon this Letter will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

FORCE PROTECTION, INC.

By	/s/ John F. Wall, III
	Name:	John F. Wall, III
	Title:	Senior Vice President and Assistant General Counsel

CONFIRMED AND AGREED TO:

GENERAL DYNAMICS LAND SYSTEMS INC.

By	/s/ Gregory S. Gallopoulos
	Name:	Gregory S. Gallopoulos
	Title:	Vice President

Dated:	10-13-11